NEWS RELEASE

Media Contact
Drew Prairie
512-602-4425
drew.prairie@amd.com

Investor Contact
Laura Graves
408-749-5467
laura.graves@amd.com

AMD Reports Third Quarter 2017 Financial Results
- Revenue Increased 26 Percent Year-over-Year -

SUNNYVALE, Calif. - Oct. 24, 2017 - AMD (NASDAQ:AMD) today announced revenue for the third quarter of 2017 of $1.64 billion, operating income of $126 million and net income of $71 million, and diluted earnings per share of $0.07. On a non-GAAP(1) basis, operating income was $155 million, net income was $110 million, and diluted earnings per share was $0.10.
GAAP Financial Results

	Q3-17	Q2-17	Q3-16
Revenue	$1.64B	$1.22B	$1.31B
Operating income (loss)	$126M	$25M	$(293)M
Net income (loss)	$71M	$(16)M	$(406)M
Earnings (loss) per share	$0.07	$(0.02)	$(0.50)

Non-GAAP Financial Results(1)

	Q3-17	Q2-17	Q3-16
Revenue	$1.64B	$1.22B	$1.31B
Operating income	$155M	$49M	$70M
Net income	$110M	$19M	$27M
Earnings per share	$0.10	$0.02	$0.03

“Strong customer adoption of our new high-performance products drove significant revenue growth and improved financial results from a year ago,” said Dr. Lisa Su, AMD president and CEO. “Our third quarter new product introductions and financial execution mark another important milestone as we establish AMD as a premier growth company in the technology industry.”

Q3 2017 Results

•
Revenue was $1.64 billion, up 26 percent year-over-year, primarily driven by higher revenue in the Computing and Graphics segment (CG). Revenue was up 34 percent sequentially, driven by the Enterprise Embedded and Semi-Custom segment (EESC) revenue seasonality and higher revenue in CG. In the quarter, AMD closed a patent licensing transaction which positively impacted revenue in the segments.

•
On a GAAP basis, gross margin was 35 percent, up 30 percentage points year-over-year primarily due to a $340 million charge related to our GLOBALFOUNDRIES Wafer Supply Agreement (WSA) in the year ago period (WSA charge). In addition, the gross margin increase was primarily driven by the benefit from IP related revenue and a richer revenue mix from CG partially offset by costs associated with the WSA for certain wafers purchased at another foundry. Gross margin was up 2 percentage points sequentially primarily driven by the benefit from IP related revenue, partially offset by costs associated with the WSA for certain wafers purchased at another foundry. Operating income was $126 million compared to an operating loss of $293 million a year ago and operating income of $25 million in the prior quarter. Net income was $71 million compared to net losses of $406 million a year ago and $16 million in the prior quarter. Diluted earnings per share was $0.07 compared to losses per share of $0.50 a year ago and $0.02 in the prior quarter.

•
On a non-GAAP(1) basis, gross margin was 35 percent, up 4 percentage points year-over-year primarily driven by the benefit from IP related revenue and a richer revenue mix from CG, partially offset by costs associated with the WSA for certain wafers purchased at another foundry. Gross margin was up 2 percentage points sequentially primarily driven by the benefit from IP related revenue, partially offset by costs associated with the WSA for certain wafers purchased at another foundry. Operating income was $155 million compared to $70 million a year ago and $49 million in the prior quarter. Net income was $110 million compared to $27 million a year ago and $19 million in the prior quarter. Diluted earnings per share was $0.10 compared to $0.03 a year ago and $0.02 in the prior quarter.

•	Cash, cash equivalents, and marketable securities were $879 million at the end of the quarter, compared to $844 million in the prior quarter.

Quarterly Financial Segment Summary

•	Computing and Graphics segment revenue was $819 million, up 74 percent year-over-year primarily driven by strong sales of RadeonTM graphics and RyzenTM desktop processors.

•	Client average selling price (ASP) increased significantly year-over-year, due to higher desktop processor ASP driven by RyzenTM processor sales.

•	GPU ASP increased significantly year-over-year.

•	Operating income was $70 million, compared to an operating loss of $66 million a year ago. The year-over-year improvement was primarily driven by higher revenue.

•
Enterprise, Embedded and Semi-Custom segment revenue was $824 million, approximately flat year-over-year primarily driven by lower semi-custom SoC sales, mostly offset by IP related and EPYCTM processor revenue.

•	Operating income was $84 million, compared to $136 million a year ago. The year-over-year decrease was primarily due to higher costs partially offset by the net benefit of IP related items.

•
All Other operating loss was $28 million compared with an operating loss of $363 million a year ago. The year-over-year difference in operating loss was primarily related to the WSA charge in the year ago period.

Q3 2017 Highlights

•	AMD continued driving innovation and competition into the consumer and commercial PC markets with new Ryzen™ processors:

•
Ryzen™ Threadripper™ processors launched for the High End Desktop and workstation markets. Available in 8-, 16- and 12-core variants, ThreadripperTM processors are available from over 90 retailers, OEMs, and system integrators worldwide, including in the Alienware Area-51 Threadripper™ Edition gaming PC, BOXX APEXX 4 6301 and NextComputing Edge TR workstations.

•	Ryzen™ 3 CPUs offer exceptional responsiveness and performance at mainstream pricing, completing the Ryzen™ mainstream desktop lineup.

•	RyzenTM PRO desktop solutions have received broad support from top global commercial PC suppliers, including Dell, HP, and Lenovo.

•	AMD expanded its graphics offerings with new consumer, professional, and embedded graphics solutions:

•
Launched the “Vega” architecture-based Radeon™ RX Vega family of GPUs, marking a return to the enthusiast-class gaming segment. These new “Vega” architecture-based GPUs combine cutting-edge capabilities with 8GB of HBM2 memory to deliver up to 13.7 TFLOPS of peak performance.

•	Launched the Radeon™ Pro WX 9100 professional graphics card, delivering up to 12.3 TFLOPS of peak single precision compute performance.

•
Launched the Embedded Radeon™ E9170 Series GPU, which delivers up to 3X the performance-per-watt over previous generations, and is targeted at digital casino games, thin clients, medical displays, digital and retail signage, and industrial systems(2).

•
With new announcements from Amazon Web Services (AWS), and Tencent, AMD enterprise solutions have now been chosen by five of the “Super 7” datacenter and cloud services companies. Previously announced collaborations include Alibaba, Baidu and Microsoft Azure.

•
Amazon Web Services selected AMD RadeonTM Pro MxGPU technology for the new Graphics Design instance type on Amazon AppStream 2.0, which allows users to run graphics-accelerated applications at a fraction of the cost of using graphics workstations.

•	Tencent announced plans to use AMD EPYC™ 7000 series server processors in their datacenters.

•	Atari disclosed that a customized AMD processor featuring Radeon™ graphics technology will power the upcoming Ataribox game console, which is targeted for global launch in spring 2018.

Current Outlook
AMD’s outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.
For the fourth quarter of 2017, AMD expects revenue to decrease approximately 15 percent sequentially, plus or minus 3 percent. The midpoint of guidance would result in fourth quarter 2017 revenue increasing approximately 26 percent year-over-year. AMD now expects annual 2017 revenue to increase by greater than 20 percent, compared to prior guidance of mid-to-high teens percentage.
For additional details regarding AMD’s results and outlook please see the CFO commentary posted at quarterlyearnings.amd.com.

AMD Teleconference
AMD will hold a conference call for the financial community at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its third quarter 2017 financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at www.amd.com. The webcast will be available for 12 months after the conference call.

Reconciliation of GAAP to Non-GAAP Gross Margin

(Millions except percentages)	Q3-17	Q2-17	Q3-16
GAAP Gross Margin	$573	$404	$59
GAAP Gross Margin %	35%	33%	5%
Charge related to the sixth amendment to the WSA with GF	—	—	340
Stock-based compensation	1	1	—
Non-GAAP Gross Margin	$574	$405	$399
Non-GAAP Gross Margin %	35%	33%	31%

Reconciliation of GAAP Operating Income (loss) to Non-GAAP Operating Income

(Millions)	Q3-17	Q2-17	Q3-16
GAAP operating income (loss)	$126	$25	$(293)
Charge related to the sixth amendment to the WSA with GF	—	—	340
Stock-based compensation	29	24	23
Non-GAAP operating income	$155	$49	$70

Reconciliation of GAAP Net Income (Loss) / Earnings (Loss) Per Share to Non-GAAP Net Income / Diluted Earning Per Share

(Millions except per share amounts)	Q3-17		Q2-17		Q3-16
GAAP net income (loss) / earnings (loss) per share	$71	$0.07	$(16)	$(0.02)	$(406)	$(0.50)
Charge related to the sixth amendment to the WSA with GF	—	—	—	—	340	0.39
Loss on debt redemption	2	—	3	—	61	0.07
Non-cash interest expense related to convertible debt	6	0.01	5	0.01	1	—
Stock-based compensation	29	0.02	24	0.02	23	0.03
Equity loss in investee	2	—	3	—	5	0.01
Gain on sale of 85% of ATMP JV	—	—	—	—	4	—
Tax provision related to sale of 85% of ATMP JV	—	—	—	—	(1)	—
Non-GAAP net income / diluted earnings per share	$110	$0.10	$19	$0.02	$27	$0.03

Q3 2017 GAAP diluted earnings per share (EPS) is calculated based on 1,042 million shares. Q3 2017 non-GAAP diluted EPS is calculated based on 1,143 million shares, which includes 100.6 million shares related to the Company’s 2026 Convertible Notes and also includes a $5 million cash interest expense add-back to net income under the "if converted" method.

Q3 2016 GAAP basic net loss per share is calculated based on 815 million shares and non-GAAP diluted EPS is calculated based on 865 million shares.

About AMD
For more than 45 years, AMD has driven innovation in high-performance computing, graphics, and visualization technologies - the building blocks for gaming, immersive platforms, and the datacenter. Hundreds of millions of consumers, leading Fortune 500 businesses, and cutting-edge scientific research facilities around the world rely on AMD technology daily to improve how they live, work, and play. AMD employees around the world are focused on building great products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

Cautionary Statement
This document contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) including AMD's ability to become a premier growth company in the technology industry and AMD's expected fourth quarter 2017 revenue and annual 2017 revenue, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit AMD’s ability to compete effectively; AMD has a wafer supply agreement with GLOBALFOUNDRIES Inc. (GF) with obligations to purchase all of its microprocessor and APU product requirements, and a certain portion of its GPU product requirements from GF with limited exceptions. If GF is not able to satisfy AMD’s manufacturing requirements, AMD's business could be adversely impacted; AMD relies on third parties to manufacture its products, and if they are unable to do so on a timely basis in sufficient quantities and using competitive technologies, AMD’s business could be materially adversely affected; failure to achieve expected manufacturing yields for AMD’s products could negatively impact its financial results; the success of AMD’s business is dependent upon its ability to introduce products on a timely basis with features and performance levels that provide value to its customers while supporting and coinciding with significant industry transitions; if AMD cannot generate sufficient revenue and operating cash flow or obtain external financing, it may face a cash shortfall and be unable to make all of its planned investments in research and development or other strategic investments; the loss of a significant customer may have a material adverse effect on AMD; AMD’s receipt of revenue from its semi-custom SoC products is dependent upon its technology being designed into third-party products and the success of those products; global economic uncertainty may adversely impact AMD’s business and operating results; the markets in which AMD’s products are sold are highly competitive; AMD may not be able to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD has a large amount of indebtedness which could adversely affect its financial position and prevent it from implementing its strategy or fulfilling its contractual obligations; the agreements governing AMD’s notes and the Secured Revolving Line of Credit impose restrictions on AMD that may adversely affect its ability to operate its business; AMD's issuance to West Coast Hitech L.P. (WCH) of warrants to purchase 75 million shares of its common stock, if and when exercised, will dilute the ownership interests of AMD's existing stockholders, and the conversion of the 2.125% Convertible Senior Notes due 2026 may dilute the ownership interest of AMD's existing stockholders, or may otherwise depress the price of its common stock; uncertainties involving the ordering and shipment of AMD’s products could materially adversely affect it; the demand for AMD’s products depends in part on the market conditions in the industries into which they are sold. Fluctuations in demand for AMD’s products or a market decline in any of these industries could have a material adverse effect on its results of operations; AMD’s ability to design and introduce new products in a timely manner is dependent upon third-party intellectual property; AMD depends on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components to support its business; if AMD loses Microsoft Corporation’s support for its products or other software vendors do not design and develop software to run on AMD’s products, its ability to sell its products could be materially adversely affected; AMD’s reliance on third-party distributors and AIB partners subjects it to certain risks; AMD’s inability to continue to attract and retain qualified personnel may hinder its business; in the event of a change of control, AMD may not be able to repurchase its outstanding debt as required by the applicable indentures and its Secured Revolving Line of Credit, which would result in a default under the indentures and its Secured Revolving Line of Credit; the semiconductor industry is highly cyclical and has experienced severe downturns that have materially adversely affected, and may continue to materially adversely affect its business in the future; acquisitions, divestitures and/or joint ventures could disrupt its business, harm its financial condition and operating results or dilute, or adversely affect the price of, its common stock; AMD’s business is dependent upon the proper functioning of its internal business processes and information systems and modification or interruption of such systems may disrupt its business, processes and internal controls; data breaches and cyber-attacks could compromise AMD’s intellectual property or other sensitive information, be costly to remediate and cause significant damage to its business and reputation; AMD’s operating results are subject to quarterly and seasonal sales patterns; if essential equipment, materials or manufacturing processes are not available to manufacture its products, AMD could be materially adversely affected; if AMD’s products are not compatible with some or all industry-standard software and hardware, it could be materially adversely affected; costs related to defective products could have a material adverse effect on AMD; if AMD fails to maintain the efficiency of its supply chain as it responds to changes in customer demand for its products, its business could be materially adversely affected; AMD outsources to third parties certain supply-chain logistics functions, including portions of its product distribution, transportation management and information technology support services; AMD may incur future impairments of goodwill; AMD's stock price is subject to volatility; AMD’s worldwide operations are subject to political, legal and economic risks and natural disasters, which could have a material adverse effect on it; worldwide political conditions may adversely affect demand for AMD’s products; unfavorable currency exchange rate fluctuations could adversely affect AMD; AMD’s inability to effectively control the sales of its products on the gray market could have a material adverse effect on it; if AMD cannot adequately protect its technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, it may lose a competitive advantage and incur significant expenses; AMD is a party to litigation and may become a party to other claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit it from selling its products; AMD’s business is subject to potential tax liabilities; and AMD is subject to environmental laws, conflict minerals-related provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as a variety of other laws or regulations that could result in additional costs and liabilities. Investors are urged to review in detail the risks and uncertainties in AMD's Securities and Exchange Commission filings, including but not limited to AMD's Quarterly Report on Form 10-Q for the quarter ended July 1, 2017.

AMD, the AMD Arrow logo, EPYC, Radeon, Radeon Instinct, Ryzen, and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.

1.
In this earnings press release, in addition to GAAP financial results, AMD has provided non-GAAP financial measures including non-GAAP gross margin, non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP earnings (loss) per share. These non-GAAP financial measures reflect certain adjustments as presented in the tables in this earnings press release. AMD also provided adjusted EBITDA and free cash flow as supplemental non-GAAP measures of its performance. These items are defined in the footnotes to the selected corporate data tables provided at the end of this earnings press release. AMD is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because AMD believes it assists investors in comparing AMD’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables. Refer to the data tables at the end of this earnings press release.

2.
AMD Embedded Radeon™ E6760 with 6 compute units (CU) and configured at standard engine clock speed 600 MHz can reach a maximum of 461 GFLOPS SP within thermal design power (TDP) of 30W, yielding 15.36 GFLOPS/W.  AMD Embedded Radeon™ E9173 with 8 CUs and configured at standard engine clock speed 1124 MHz can reach a maximum of 1151 GFLOPS SP within TDP of 25W, yielding 46.04 GFLOPS/W, achieving nearly 3x performance-per-watt compared to AMD Embedded Radeon™ E6760, EMB-142.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions except per share amounts and percentages)

	Three Months Ended			Nine Months Ended
	September 30, 2017	July 1, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Net revenue	$1,643	$1,222	$1,307	$3,849	$3,166
Cost of sales	1,070	818	1,248	$2,541	$2,519
Gross margin	573	404	59	1,308	647
Gross margin %	35%	33%	5%	34%	20%
Research and development	315	279	259	860	744
Marketing, general and administrative	132	125	117	378	339
Restructuring and other special charges, net	—	—	—	—	(10)
Licensing gain	—	(25)	(24)	(52)	(57)
Operating income (loss)	126	25	(293)	122	(369)
Interest expense	(31)	(32)	(41)	(95)	(122)
Other income (expense), net	(3)	(3)	(63)	(11)	87
Income (loss) before equity loss and income taxes	92	(10)	(397)	16	(404)
Provision for income taxes	19	3	4	27	34
Equity loss in investee	(2)	(3)	(5)	(7)	(8)
Net Income (loss)	$71	$(16)	$(406)	$(18)	$(446)
Earnings (loss) per share
Basic	$0.07	$(0.02)	$(0.50)	$(0.02)	$(0.56)
Diluted	$0.07	$(0.02)	$(0.50)	$(0.02)	$(0.56)
Shares used in per share calculation
Basic	957	945	815	947	801
Diluted	1,042	945	815	947	801
ADVANCED MICRO DEVICES, INC. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Millions)
	Three Months Ended			Nine Months Ended
	September 30, 2017	July 1, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Total comprehensive income (loss)	$73	$(12)	$(406)	$(11)	$(441)

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)

	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$879	$1,264
Accounts receivable, net	771	311
Inventories, net	794	751
Prepayment and other receivables - related parties	26	32
Prepaid expenses	72	63
Other current assets	157	109
Total current assets	2,699	2,530
Property, plant and equipment, net	236	164
Goodwill	289	289
Investment: equity method	57	59
Other assets	305	279
Total Assets	$3,586	$3,321
Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt	70	—
Accounts payable	472	440
Payables to related parties	444	383
Accrued liabilities	460	391
Other current liabilities	73	69
Deferred income on shipments to distributors	72	63
Total current liabilities	1,591	1,346
Long-term debt, net	1,356	1,435
Other long-term liabilities	119	124
Stockholders' equity:
Capital stock:
Common stock, par value	10	9
Additional paid-in capital	8,437	8,334
Treasury stock, at cost	(108)	(119)
Accumulated deficit	(7,821)	(7,803)
Accumulated other comprehensive income (loss)	2	(5)
Total Stockholders' equity	$520	$416
Total Liabilities and Stockholders' Equity	$3,586	$3,321

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Millions)

	Three Months Ended	Nine Months Ended
	September 30, 2017	September 30, 2017
Cash flows from operating activities:
Net Income (loss)	$71	$(18)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	36	105
Stock-based compensation expense	29	76
Non-cash interest expense	9	27
Loss on debt redemption	2	9
Other	3	4
Changes in operating assets and liabilities:
Accounts receivable	(157)	(460)
Inventories	39	(43)
Prepayment and other receivables - related parties	(16)	6
Prepaid expenses and other assets	(26)	(82)
Payables to related parties	70	61
Accounts payable, accrued liabilities and other	6	—
Net cash provided by (used in) operating activities	$66	$(315)

Cash flows from investing activities:
Purchases of property, plant and equipment	(34)	(69)
Purchases of available-for-sale securities	—	(221)
Proceeds from maturity of available-for-sale securities	85	221
Other	—	(2)
Net cash provided by (used in) investing activities	$51	(71)

Cash flows from financing activities:
Proceeds from borrowings, net	28	70
Proceeds from issuance of common stock under stock-based compensation equity plans	5	15
Repayments of long-term debt	(28)	(70)
Other	(3)	(14)
Net cash provided by financing activities	$2	$1
Net increase (decrease) in cash and cash equivalents	119	(385)
Cash and cash equivalents at beginning of period	$760	$1,264
Cash and cash equivalents at end of period	$879	$879

ADVANCED MICRO DEVICES, INC.
SELECTED CORPORATE DATA
(Millions)

	Three Months Ended			Nine Months Ended
	September 30, 2017	July 1, 2017	September 24, 2016	September 30, 2017	September 24, 2016
Segment and Category Information
Computing and Graphics (1)
Net revenue	$819	$659	$472	$2,071	$1,367
Operating income (loss)	$70	$7	$(66)	$62	$(217)
Enterprise, Embedded and Semi-Custom (2)
Net revenue	824	563	835	1,778	1,799
Operating income	84	42	136	135	236
All Other (3)
Net revenue	—	—	—	—	—
Operating loss	(28)	(24)	(363)	(75)	(388)
Total
Net revenue	$1,643	$1,222	$1,307	$3,849	$3,166
Operating income (loss)	$126	$25	$(293)	$122	$(369)
Other Data
Capital expenditures (4)	$34	$12	$9	$69	$56
Adjusted EBITDA (5)	$191	$84	$103	$303	$117
Cash, cash equivalents and marketable securities	$879	$844	$1,258	$879	$1,258
Free cash flow (6)	$32	$(94)	$20	$(384)	$(154)
Total assets	$3,586	$3,370	$3,616	$3,586	$3,616
Total debt	$1,426	$1,417	$1,632	$1,426	$1,632

(1)
The Computing and Graphics segment primarily includes desktop and notebook processors and chipsets, discrete graphics processing units (GPUs) and professional graphics processors. The Company also licenses portions of its intellectual property portfolio.

(2)
The Enterprise, Embedded and Semi-Custom segment primarily includes server and embedded processors, semi-custom System-on-Chip (SoC) products, development services and technology for game consoles. The Company also licenses portions of its intellectual property portfolio.

(3)
All Other category primarily includes certain expenses and credits that are not allocated to any of the operating segments. Also included in this category is stock-based compensation expense. In addition, the Company also included a charge related to the sixth amendment to the WSA with GF for the three and nine months ended September 24, 2016 and restructuring and other special charges, net for the nine months ended September 24, 2016.

(4)	Starting in Q1 2017, the Company classifies production mask sets as property, plant and equipment on its balance sheet.

(5)	Reconciliation of GAAP Operating Income (Loss) to Adjusted EBITDA*

	Three Months Ended			Nine Months Ended
	September 30, 2017	July 1, 2017	September 24, 2016	September 30, 2017	September 24, 2016
GAAP operating income (loss)	$126	$25	$(293)	$122	$(369)
Charge related to the sixth amendment to the WSA with GF	—	—	340	—	340
Restructuring and other special charges, net	—	—	—	—	(10)
Stock-based compensation	29	24	23	76	57
Depreciation and amortization	36	35	33	105	99
Adjusted EBITDA	191	84	103	303	117

(6)    Free cash flow reconciliation**

	Three Months Ended			Nine Months Ended
	September 30, 2017	July 1, 2017	September 24, 2016	September 30, 2017	September 24, 2016
GAAP net cash provided by (used in) operating activities	$66	$(82)	$29	$(315)	$(98)
Purchases of property, plant and equipment	(34)	(12)	(9)	(69)	(56)
Free cash flow	$32	$(94)	$20	$(384)	$(154)

*
The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting operating income (loss) for depreciation and amortization and stock-based compensation expense. In addition, the Company excluded a charge related to the sixth amendment to the WSA with GF for the three and nine months ended September 24, 2016 and restructuring and other special charges, net for the nine months ended September 24, 2016. The Company calculates and presents Adjusted EBITDA because management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest income and expense and income taxes that can affect cash flows.

**
The Company also presents free cash flow as a supplemental Non-GAAP measure of its performance. Free cash flow is determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates free cash flow in the financial earnings press release because management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities.

The Company has provided reconciliations within the earnings press release of these non-GAAP financial measures to the most directly comparable GAAP financial measures.